Exhibit (p)(3)

CLINTON  INVESTMENT MANAGEMENT, LLC

CODE OF ETHICS

PROHIBITION ON PAY TO PLAY

PROHIBITION ON INSIDER TRADING

January 1, 2025

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Table of Contents

GENERAL BACKGROUND		1
DEFINITIONS		1
CODE OF ETHICS		6
I. STATEMENT OF PRINCIPLES		6
II. PROHIBITED PURCHASES AND SALES OF SECURITIES		7
III. PRECLEARANCE OF PERSONAL SECURITIES TRANSACTIONS		9
A.	Good Until Canceled and Limit Orders	10
IV. EXEMPTED TRANSACTIONS		10
V. DISTRIBUTION OF THE CODE OF ETHICS, AMENDMENTS TO THE CODE AND WRITTEN ACKNOWLEDGEMENT OF RECEIPT		11
VI. TRANSACTION, ACCOUNT POSITION AND POTENTIAL CONFLICT REPORTING REQUIREMENTS		11
A.	Disclosure of Personal Brokerage Accounts.	11
B.	Initial Holdings Statement of CIM Personnel:	11
C.	Annual Holdings Statement of CIM Personnel.	12
D.	Annual Receipt of Code of Ethics Certification of CIM Personnel.	12
E.	Quarterly Transaction Reporting Requirements and Certification of CIM Personnel	12
F.	Quarterly Receipt of Code of Ethics Certification of CIM Personnel.	13
G.	Quarterly Conflict of Interest Reporting of CIM Personnel.	13
H.	Designated Brokers.	13
VII. OUTSIDE INTERESTS, OUTSIDE ACTIVITIES, POTENTIAL CONFLICTS, PROHIBITED ACTIVITIES AND REQUIRED DISCLOSURE		14
A.	Outside Interests.	14
B.	Outside Activities	14
1.	Outside Persons.	14
2.	Prohibited Activities.	14
C.	Potential Conflicts	16
D.	Disclosure	16
VIII. CONFIDENTIAL STATUS OF THE ADVISER’S PORTFOLIO		17
IX. REPORTING VIOLATIONS/WHISTLEBLOWING		17
X. ENFORCEMENT AND PENALTIES		18
A.	Blackout Period Violations	18
B.	Fines	19
C.	Duties and Powers of the Adviser	20
XI. RECORDKEEPING		21
PROHIBITION ON PAY TO PLAY: POLITICAL CONTRIBUTIONS BY INVESTMENT ADVISERS		22
I. INTRODUCTION		22
II. POLICY		23
III. EXCEPTIONS		24
	1. De minimis exception.	24
	2. Exception for certain new covered associates.	24
	3. Exception for certain returned contributions.	24
IV. REQUIRED REPORTING AND RECORDKEEPING		25
USE OF MATERIAL NON-PUBLIC INFORMATION		27
I. INSIDER TRADING AND SECURITIES FRAUD ENFORCEMENT ACT PROCEDURES		27
II. MEMORANDUM ON INSIDER TRADING		28
a.	Trading by CIM Personnel	28
b.	What To Do If You Learn Inside Information	29
c.	Investigations of Suspicious Trading	29
d.	The Adviser’s Trading Activities Are Confidential	29
E.	Conduct Prohibited by the Law of Insider Trading	30
F.	Lawful Use Of Public Information	32
G.	Conclusion	33

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GENERAL BACKGROUND

Clinton Investment Management, LLC (“CIM” or “Adviser”) is registered as an investment adviser under the Investment Advisers Act of 1940 (the “Act”). As such, it and its employees are subject to the Act and the rules and regulations promulgated thereunder. In compliance with both Rule 204A-1 under the Act and Rule 17j-1 under the Company Act, CIM has adopted certain policies which are embodied in its Code of Ethics.

All CIM Personnel must adhere to the general principles as well as comply with the specific provisions of the Code of Ethics. Technical compliance with the Code of Ethics and its procedures will not automatically prevent scrutiny of trades or other behavior that show a pattern of abuse of an individual’s fiduciary duties to Clients.

FAILURE BY ANY CIM PERSONNEL TO ADHERE TO THE CODE OF ETHICS COULD RESULT IN SEVERE CONSEQUENCES FOR BOTH CIM AND CIM PERSONNEL.

All CIM Personnel are required to read this Code of Ethics carefully. CIM Personnel will be asked to sign an affidavit acknowledging compliance with this Code of Ethics, and to make certain disclosures and to provide certain information to the Adviser on a periodic basis. If CIM Personnel have any questions about this Code of Ethics and the policies and procedures contained herein, please see the Chief Compliance Officer.

DEFINITIONS

The following definitions are used in the Code of Ethics, Prohibition on Pay to Play and Prohibition on Insider Trading.

“Act” means the Investment Advisers Act of 1940.

“Access Persons” means any CIM Personnel (i) who has access to nonpublic information regarding any clients’ Purchase or Sale of Securities, or nonpublic information regarding the portfolio holdings of any reportable Fund, or (ii) is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic. With respect to any Fund advised or sub-advised by the Adviser, an Access Person is (1) any CIM Personnel who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the Purchase or Sale of covered securities by a Fund, or whose functions relate to the making of any recommendations with respect to such Purchases or Sales; and (2) any natural person in a control relationship with the Adviser who obtains information concerning recommendations made to the Fund with regard to the Purchase or Sale of covered securities by the Fund. All of the Firm’s directors, officers and partners are presumed to be Access Persons.

“Adviser” means Clinton Investment Management, LLC.

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“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

“Beneficial Ownership” means the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit or share in any profit derived from the Purchase or Sale of the subject Securities. “Beneficial Ownership” includes, but is not limited to, ownership of Securities held by members of the immediate family sharing the same household and other interests identified in Rule 16a-l(a)(2) promulgated under the Securities Exchange Act of 1934. For these purposes, “immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and includes adoptive relationships. Determination of what circumstances constitute an indirect ability to profit or share in a profit from the Purchase or Sale of any subject securities is within the discretion of the Chief Compliance Officer

“CIM Personnel” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of the Adviser, whether full-time or part-time, or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser. At times the Chief Compliance Officer may in his or her discretion designate temporary workers, consultants, independent contractors to be CIM Personnel. Such ‘outside individuals’ will generally only be included in the definition of CIM Personnel, if their duties include access to certain types of information, which would put them in a position of sufficient knowledge to necessitate their inclusion under the Code. Any provisions of this Code that apply directly to CIM Personnel apply equally to accounts in the names of other persons in which CIM Personnel have Beneficial Ownership.

“Client” means any current client of the Adviser.

“Chief Compliance Officer” shall be the person designated on Schedule A.

“Code” or “Codes” shall refer to the Code of Ethics of the Adviser.

“Company Act” means the Investment Company Act of 1940.

“Contribution” means any gift, subscription, loan, advance, or deposit of money or anything of value made for: (i) The purpose of influencing any election for federal, state or local office; (ii) Payment of debt incurred in connection with any such election; or (iii) Transition or inaugural expenses of the successful candidate for state or local office.

“Control” has the same meaning as in section 2(a)(9) of the Company Act. Control generally means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

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“Covered Associate” means (i) Any general partner or Executive Officer, or other individual with a similar status or function; (ii) Any employee who solicits a government entity for the Adviser and any person who supervises, directly or indirectly, such employee; and (iii) Any political action committee controlled by the Adviser or by any person described in paragraphs (i) and (ii). A list of Covered Associates is designated on Schedule A.

“Covered Investment Pool” means (i) An investment company registered under the Investment Company Act of 1940 (15 U.S.C. 80a) that is an investment option of a plan or program of a government entity; or (ii) Any company that would be an investment company under section 3(a) of the Company Act, but for the exclusion provided from that definition by either section 3(c)(1), section 3(c)(7) or section 3(c)(11) of that Act.

“Equity Security” means any stock or similar security; or any security future on any such security; or any security convertible, with or without consideration, into such a security, or carrying any warrant or right to subscribe to or Purchase such a security; or any such warrant or right; or any option contract on any of the foregoing.

“Exchange Traded Fund” means a pooled or collective exchange-traded fund that is registered under the Company Act or any option contract thereon.

“Excluded Securities” include the following securities: (i) securities issued by the United States government, (ii) short term debt securities which are government securities within the meaning of Section 2(a)(16) of the Company Act, (iii) bankers’ acceptances, (iv) bank certificates of deposit, (v) commercial paper, (vi) shares issued by money market funds, (vii) shares of Funds that are not advised or sub-advised by the Adviser or whose investment adviser or principal underwriter controls the Adviser, is controlled by Adviser, or is under common control with the Adviser; and (viii) interests in a variable annuity or variable life insurance product that invests in open-end investment companies so long as the open-end investment companies are not advised or sub-advised by CIM.

“Executive Officer” of the Adviser means (i) The president; (ii) Any managing member (iii) Any vice president in charge of a principal business unit, division or function (such as sales, administration or finance); (iv) Any other officer of the Adviser who performs a policy-making function; or (v) Any other person who performs similar policy-making functions for the Adviser.

“Exempted Transactions” are those transactions described under Section IV.

“Ethics Review Committee” shall be comprised of those persons designated on Schedule A.

“Fund” means an investment company registered under the Company Act.

“Government Entity” means any state or political subdivision of a state, including: (i) Any agency, authority, or instrumentality of the state or political subdivision; (ii) A pool of assets sponsored or established by the state or political subdivision or any agency, authority or instrumentality thereof, including, but not limited to a “defined benefit plan” as defined in section 414(j) of the Internal Revenue Code (26 U.S.C. 414(j)), or a state general fund; (iii) A plan or program of a government entity; and (iv) Officers, agents, or employees of the state or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity.

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“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

“Investment Personnel” means (i) Portfolio Managers and (ii) other CIM Personnel (including securities analysts and traders), who provide information and advice to Portfolio Managers regarding Client investment decisions or in connection with his or her regular function obtains information regarding such information and advice. A list of Investment Personnel is attached as Schedule A. Any provisions of this Code that apply directly to Personal Securities Transactions by Investment Personnel apply equally to transactions in accounts in the names of other persons in which the Investment Personnel have Beneficial Ownership.

“Late Trading” means the practice of placing orders to buy or redeem Fund shares after the Fund has calculated its net asset value, usually 4:00 pm Eastern Standard Time, but receiving the price based on the net asset value calculated on the previous day.

“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(5) or pursuant to Rule 504, Rule 505, or Rule 506 promulgated thereunder.

“Official” means any person (including any election committee for the person) who was, at the time of the contribution, an incumbent, candidate or successful candidate for elective office of a government entity, if the office: (i) Is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity; or (ii) Has authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity.

“Payment” means any gift, subscription, loan, advance, or deposit of money or anything of value.

“Personal Securities Transaction(s)” means transactions in Securities for the account(s) in the names of CIM Personnel, or for accounts in which CIM Personnel have Beneficial Ownership.

“Portfolio Managers” means those CIM Personnel entrusted with the direct responsibility and authority to make investment decisions affecting any Client. A list of Portfolio Managers is attached as Schedule A. Any provisions of this Code that apply directly to Personal Securities Transactions by a Portfolio Manager apply equally to transactions in accounts in the names of other persons in which the Portfolio Manager has Beneficial Ownership.

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“Purchase” or “Sale” of a Security includes, among other things, the writing of an option to Purchase or sell a Security and the opening, closing or rolling of any option strategy.

“Regulated Person” means (i) An investment adviser registered with the U.S. Securities and Exchange Commission (the “Commission”) that has not, and whose Covered Associates have not, within two years of soliciting a government entity: (A) Made a contribution to an official of that government entity, other than as described in paragraph III of the Prohibition on Pay to Play Policies contained herein; and (B) Coordinated or solicited any person or political action committee to make any contribution or payment described in paragraphs II(2)(i) and (ii) of the Prohibition on Pay to Play Policies contained herein; or (ii) A “broker,” as defined in section 3(a)(4) of the Securities Exchange Act of 1934 or a “dealer,” as defined in section 3(a)(5) of that Act, that is registered with the Commission, and is a member of a national securities association registered under section 15A of that Act, provided that: (A) The rules of the association prohibit members from engaging in distribution or solicitation activities if certain political contributions have been made; and (B) The Commission, by order, finds that such rules impose substantially equivalent or more stringent restrictions on broker-dealers than this section imposes on investment advisers and that such rules are consistent with the objectives of this section.

“Restricted Securities” means any Security for which CIM or any CIM Personnel are in possession of material inside information or any other Security as determined by CIM.

“Restricted Securities List” means the list maintained by designated CIM Personnel containing a listing of Restricted Securities.

“Security” means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, options on indexes or currencies, foreign unit trusts and foreign mutual funds, limited partnerships, private investment funds, hedge funds and investment clubs, or, in general, any interest or instrument commonly known as a “security,” or any certificate or interest or participation in temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or Purchase (including options) any of the foregoing. The term “Security” shall not include “Excluded Securities.”

“Solicit” means (i) with respect to investment advisory services, to communicate, directly or indirectly, for the purpose of obtaining or retaining a client for, or referring a client to, an investment adviser; and (ii) to a contribution or payment, to communicate, directly or indirectly, for the purpose of obtaining or arranging a contribution or payment.

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CODE OF ETHICS

I.	STATEMENT OF PRINCIPLES

The Adviser has adopted this Code of Ethics and the accompanying procedures and forms to govern personal securities investment activities by all CIM Personnel. Although this Code contains a number of specific standards and policies, there are four key principles embodied throughout the Code.

•	The Interests Of Clients Must Always Be Paramount.

CIM Personnel have a legal, fiduciary duty to place the interests of the Clients first. Although in many instances CIM Personnel may own securities and engage in Personal Securities Transactions in securities in which Clients also may have an ownership interest, CIM Personnel, in any decision relating to their personal investments, must scrupulously avoid serving their own interests ahead of those of any Client.

•	CIM Personnel May Not Take Inappropriate Advantage Of Their Relationship To Our Clients.

CIM Personnel should avoid any situation (unusual investment opportunities, perquisites, accepting gifts of more than token value from persons seeking to do business with the Adviser or its Clients, etc.) that might compromise, or call into question, the exercise of their fully independent judgment in the interests of Clients.

•	All Personal Securities Transactions Should Avoid Any Actual, Potential Or Apparent Conflicts Of Interest.

Although all personal securities transactions by CIM Personnel must be conducted in a manner consistent with this Code, the Code itself is based upon the premise that CIM Personnel owe a fiduciary duty to Clients, and should avoid any activity that creates an actual, potential or apparent conflict of interest. Independence in the investment decision-making process is paramount. As fiduciaries, the Adviser and CIM Personnel have an affirmative duty of care, loyalty, honesty and good faith to act in the best interests of Clients.

•	CIM Personnel Must Comply With All Applicable Laws and Regulations.

CIM Personnel have an obligation to ensure that they are complying with all applicable laws and regulations governing the Adviser’s business. CIM Personnel are not permitted, in connection with the Purchase or Sale, directly or indirectly, of a security held or to be acquired by a Client:

•	To defraud such Client in any manner;
•	To mislead such Client, including by making a statement that omits material facts;

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•	To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such Client;
•	To engage in any manipulative practice with respect to such Client; or
•	To engage in any manipulative practice with respect to securities, including price manipulation.

CIM Personnel should take particular care not to engage in any act or practice that involves:

•	Trading on the basis of material inside information;
•	“Tipping” another by providing him material nonpublic information for purposes of trading;
•	The spreading of false information with the intent to manipulate securities prices; or
•	Purchasing or selling a security for the purpose of artificially affecting the price or volume of that security.

CIM Personnel may not transmit a rumor that is believed to be false to any person or transmit a rumor that is not known to be true unless it is identified as a rumor. A rumor may not be transmitted for the purpose of affecting the price of a security.

CIM Personnel must ensure that all oral and written statements about CIM or a particular security, including those made to Clients, prospective Clients, their representatives, or the media, must be professional, accurate, balanced, and not misleading in any way.

II.	PROHIBITED PURCHASES AND SALES OF SECURITIES

A.	In a Personal Securities Transaction, CIM Personnel may not:

1.	Acquire any Security in an Initial Public Offering or Limited Offering without the prior written consent of the Chief Compliance Officer or such other person or persons that the Chief Compliance Officer may from time to time designate to make such authorizations. Furthermore, should written consent be given, CIM Personnel are required to disclose such investment when participating in the Adviser’s subsequent consideration of an investment in such issuer. In such circumstances, the Adviser’s decision to Purchase securities of the issuer should be subject to an independent review by Investment Personnel having no personal interest in the issuer.
2.	Knowingly sell to or purchase from a Client any security or other property, except securities issued by the Client.
3.	Purchase or Sell a Restricted Security appearing on the Restricted Securities List.
4.	Purchase or Sell shares of a Fund advised or sub-advised by CIM based on material, non-public information about the Fund.
5.	Engage in or facilitate Late Trading in any Fund.
6.	Execute a Personal Securities Transaction on a day during which the Adviser has a pending “buy” or “sell” order in that Security, until the Adviser’s order is executed or withdrawn.

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7.	Compete with the Adviser’s trade by using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities.
8.	Unless otherwise exempted or excluded, execute a Personal Securities Transaction without the prior written authorization of the Chief Compliance Officer or such other person or persons that the Chief Compliance Officer may from time to time designate to make such authorizations.

B.	In a Personal Securities Transaction, CIM Personnel may not:

1.	Purchase or Sell a Security within five calendar days before the execution of a trade by the Adviser in the same Security and there was no prior knowledge of transactions in such security by the Adviser.

The calculation of calendar days commences on the day after the trade date of the Personal Securities Transaction by CIM Personnel. For example, there will be a violation of this section if CIM Personnel trades bond XYZ on March 1st and the Adviser trades XYZ at any time after the CIM Personnel trade between March 1st through and including March 6th.

2.	Purchase or Sell a Security within five calendar days after the execution of a trade by the Adviser in the same Security if such Purchase or Sale is on the opposite side of the market as that of the Adviser’s transaction. (Sections II.B.1 and II.B.2 are collectively the “Blackout Periods”).

The calculation of calendar days commences on the day after the trade date by the Adviser. For example, there will be a violation of this section if the Adviser buys (sells) bond XYZ on March 1st and the CIM Personnel sells (buys) XYZ at any time after the trade by the Adviser between March 1st through and including March 6th.

3.	Profit in a Personal Securities Transaction from the long purchase and long sale, or short sale and short cover of the same or equivalent Securities within thirty (30) calendar days (a “Short-Term Trade”). This restriction does not apply to:

(a)	A Short-Term Trade for which express prior written approval has been received from the Chief Compliance Officer;
(b)	A Short-Term Trade that is non-volitional on the part of CIM Personnel; or
(c)	A Short-Term Trade resulting from an Automatic Investment Plan.

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The calculation of calendar days for this holding period commences on the day after the Personal Securities Transaction and includes the 30th calendar day. Thus, to avoid a violation of this provision the sale cannot occur until the 31st day. For example, if CIM Personnel buys stock XYZ on March 1st that stock must be held through and including March 31st if there is a profit (March 2nd is day 1 and March 31st is day 30); April 1st will be the first date on which a sale can occur without a violation.

Calculation of profits during the thirty (30) calendar day holding period referenced in Section II.B.3, above, will be based on “last-in, first out” (“LIFO”) and will be determined without regard to any particular account. A waiver of the LIFO requirement may be granted by a member of the Ethics Review Committee provided such request is made by an CIM Personnel in a manner prescribed by the Ethics Review Committee.

4.	Recommend, implement or consider any securities transaction for a Client without having disclosed any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to the Chief Compliance Officer.

C.	In a Personal Securities Transaction, Investment Personnel may not:

1.	Sell short any security that is owned by a Client in an investment strategy for which the Investment Personnel provides services other than short sales “against the box” or short sales of options that are “covered.”

III.	PRECLEARANCE OF PERSONAL SECURITIES TRANSACTIONS

CIM Personnel wishing to engage in Personal Securities Transactions that are not Exempted Transactions must obtain prior written authorization of any such Personal Securities Transaction from the Chief Compliance Officer or such other person or persons that the Chief Compliance Officer may from time to time designate to make such authorizations. Personal Securities Transactions, which are not Exempted Transactions proposed to be engaged in by the Chief Compliance Officer shall require prior written approval.

If there are any questions about whether any CIM Personnel may engage in Personal Securities Transactions, such questions shall be resolved by the Chief Compliance Officer. Any doubts shall be resolved in favor of refraining from trading.

From time-to-time prior written authorization for a Personal Securities Transaction may not be possible, in which case verbal authorization may be given. In these instances, any such verbal authorization of Personal Securities Transactions that are not Exempted Transactions shall promptly be memorialized in writing and submitted to the Chief Compliance Officer.

Any authorization so provided is effective until the close of business on the fourth business day following the trading day the authorization is granted. If an order for the Personal Securities Transactions that are not Exempted Transactions is not placed within that time period, a new authorization must be obtained.

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A.	Good Until Canceled and Limit Orders

No CIM Personnel shall place a “good until canceled,” “limit” or equivalent order with his/her broker except that CIM Personnel may utilize a “day order with a limit” so long as the transaction is consistent with provisions of this Code, including the preclearance procedures. All orders must expire at the end of the trading day on which they are pre-cleared.

IV.	EXEMPTED TRANSACTIONS

A.	The provisions described under Section II. “Prohibited Purchases and Sales of Securities” do not apply to:
1.	Purchases or Sales of Excluded Securities;
2.	Purchases or Sales of options contracts on a broad-based market index;
3.	Purchases or Sales of money market instruments;
4.	Purchases or Sales of options against securities held in an account for the purpose of implementing a hedging strategy;
5.	Purchases or Sales of Securities that are not eligible for Purchase or Sale by the Adviser or not ordinarily Purchased or Sold by the Adviser on behalf of its Clients, as defined by the Adviser;
6.	Purchases or Sales of Securities effected in any account over which CIM Personnel have no direct or indirect influence or control, or in any account of the CIM Personnel which is managed on a discretionary basis by a person other than such CIM Personnel and with respect to which such CIM Personnel does not in fact influence or control such transactions;
7.	Purchases or Sales of Securities held in unregistered investment vehicles for which the Adviser serves as the general partner and/or investment adviser;
8.	Purchases or Sales of Securities that are non-volitional on the part of CIM Personnel (e.g., the receipt of stock dividends, automatic option exercises);
9.	Purchases of Securities made as part of an Automatic Investment Plan;
10.	Purchases of Securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sale of such rights so acquired;
11.	Purchases or Sales of securities that are part of a 529 College Savings Plan provided the Adviser does not serve as an adviser or sub-adviser to such plan or any security offered through such plan; and
12.	All other transactions contemplated by CIM Personnel that receive the prior approval of the Chief Compliance Officer.

B.	At the discretion of the Adviser, one or more of the provisions described under Section II.B “Prohibited Purchases and Sales of Securities” do not apply to:

1.	The Purchase or Sale of certain Exchange Traded Funds, as identified by the Adviser.

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C.	The provisions described under Section III “Preclearance of Personal Securities Transactions” do not apply to:

1.	The Purchase of Exchange Traded Funds or Equity Securities provided the Purchase is not made as part of an Initial Public Offering or Limited Offering; and
2.	The Sale of Exchange Traded Fund or Equity Securities.

V.	DISTRIBUTION OF THE CODE OF ETHICS, AMENDMENTS TO THE CODE AND WRITTEN ACKNOWLEDGEMENT OF RECEIPT

The Code will be distributed to CIM Personnel at the commencement of employment. CIM Personnel must acknowledge initial receipt of the Code as well as any amendments in writing.

VI.	TRANSACTION, ACCOUNT POSITION AND POTENTIAL CONFLICT REPORTING REQUIREMENTS

A.	Disclosure of Personal Brokerage Accounts. At the commencement of employment and annually thereafter, all CIM Personnel are required to submit to the Chief Compliance Officer the names and account numbers of all of their personal brokerage accounts, brokerage accounts of members of their immediate families, and any brokerage accounts which they control or in which they or an immediate family member has Beneficial Ownership. Each of these accounts is required to furnish duplicate confirmations and statements to the Adviser. The Chief Compliance Officer shall review, or cause to be reviewed, each confirmation from such accounts of CIM Personnel.

1.	Affirmative duty to disclose additional accounts during employment. CIM Personnel have an affirmative duty to submit promptly to the Chief Compliance officer the names and account numbers of all of their personal brokerage accounts, brokerage accounts of members of their immediate families, and any brokerage accounts which they control or in which they or an immediate family member has Beneficial Ownership which are opened during their employment with CIM including the date on which any such account was reported along with the date on which such information was submitted. Each of these accounts is required to furnish duplicate confirmations and statements to the Adviser.

B.	Initial Holdings Statement of CIM Personnel: All CIM Personnel are required to submit to the Chief Compliance Officer an initial statement of his or her Securities holdings as of a date not more than 45 days prior to the individual becoming CIM Personnel. This statement must be submitted within 10 days of the date on which such person was designated CIM Personnel. Each Initial Holdings Statement must include:

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1.	The title, security type, exchange ticker symbol or CUSIP number (as applicable), number of shares and principal amount of each security in which the CIM Personnel had any direct or indirect beneficial ownership when the person became a CIM Personnel;
2.	The name of any broker, dealer or bank with whom the CIM Personnel maintained an account in which any securities were held including brokerage accounts of members of their immediate families, and any brokerage accounts which they control or in which they or an immediate family member has Beneficial Ownership as of the date the person became CIM Personnel; and
3.	The date that the report is submitted by the CIM Personnel.

For the purposes of sections VI.A. and VI.B. brokerage accounts shall include any accounts held directly with a Fund for which the Adviser acts as an adviser or sub-adviser.

C.	Annual Holdings Statement of CIM Personnel. All CIM Personnel are required to disclose all personal Securities holdings upon commencement of employment, and by January 30th of each year thereafter. The disclosure must be current as of a date not more than 45 days prior to submitting the holdings statement. The Annual Holdings Statement must include the information detailed in paragraph VI.B., above.

Any required annual reports will be deemed to be made if the executing broker provides to the Chief Compliance Officer, on a timely basis, duplicate copies of confirmations of all Personal Securities Transactions and copies of periodic statements or month end holdings for all securities accounts provided the CIM Personnel certifies to the Chief Compliance Officer that such confirmations, periodic statements or month end holdings are true and correct.

D.	Annual Receipt of Code of Ethics Certification of CIM Personnel. At the commencement of employment and by January 30th of each year all CIM Personnel are required to certify that they have received, read and understand the Code of Ethics and that they have complied with its requirements throughout the prior fiscal year.

E.	Quarterly Transaction Reporting Requirements and Certification of CIM Personnel. Not later than 30 days after the end of each calendar quarter, all CIM Personnel are required to certify, in writing, that they have reported all Personal Securities Transactions required to be disclosed or reported pursuant to the requirements of this Code of Ethics.

All CIM Personnel shall report to the Adviser the following information with respect to transactions in any Security in which such person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Security:

1.	The date of the transaction, the title, the exchange ticker symbol or CUSIP number (as applicable), the interest rate and maturity date (as applicable), the number of shares, and the principal amount of each Security involved;

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2.	The nature of the transaction (i.e., Purchase, Sale or any other type of acquisition or disposition);
3.	The price at which the transaction was effected; and
4.	The name of the broker, dealer or bank with or through whom the transaction was effected; and
5.	The date on which the above information was submitted.

Such reports shall be made no later than 30 days after the end of the calendar quarter in which the transaction to which the report relates was effected.

Any required quarterly reports will be deemed to be made if the executing broker provides to the Chief Compliance Officer, on a timely basis, duplicate copies of confirmations of all Personal Securities Transactions and copies of periodic statements or month end holdings for all securities accounts.

In the event CIM Personnel may have Beneficial Ownership of an account over which they do not have any direct or indirect influence or control (e.g. a blind trust), no reports for transactions in such account are required.

F.   Quarterly Receipt of Code of Ethics Certification of CIM Personnel. Not later than 30 days after the end of each calendar quarter, all CIM Personnel are required to certify, in writing, that they have received any amendments to the Code of Ethics, that they have read and understand the Code of Ethics and that they have complied with its requirements throughout the prior quarter.

G.   Quarterly Conflict of Interest Reporting of CIM Personnel. Not later than 30 days after the end of each calendar quarter, all CIM Personnel are required to certify, in writing, that they have reported all Outside Interests, Outside Activities and other Potential Conflicts, as defined by the Chief Compliance Officer, required to be disclosed or reported pursuant to the requirements of the Code.

Any such report may contain a statement that the report shall be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Ownership in the Security to which the report relates.

H.	Designated Brokers.

The Chief Compliance Officer may require any CIM Personnel to maintain a personal brokerage account at a broker that provides for the electronic transmission of confirmation statements directly to the Adviser.

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VII.	OUTSIDE INTERESTS, OUTSIDE ACTIVITIES, POTENTIAL CONFLICTS, PROHIBITED ACTIVITIES AND REQUIRED DISCLOSURE

A.	Outside Interests.

1.	No CIM Personnel shall accept employment outside the Adviser, part-time or otherwise, in the same or similar business, without first obtaining the written approval of a member of the Ethics Review Committee.

2.	No CIM Personnel may serve on the board of directors of a publicly traded company without prior approval from the Ethics Review Committee based upon a determination that such service would be consistent with the interests of the Clients. Investment Personnel that serve on such boards of directors are not permitted to participate in any investment decisions made by the Advisor involving securities of a company on whose board they serve.

3.	No CIM Personnel may accept a position as a director or officer of any unaffiliated private corporation, or as a general partner of any unaffiliated partnership, or similar position with a similar entity (e.g., trust, limited liability company or limited partnership) without the prior approval of the Ethics Review Committee. A position with a charitable organization must be disclosed to the Ethics Review Committee.

B.	Outside Activities

1.	Outside Persons. The Adviser understands that CIM Personnel, in the course of performing their duties, will develop relationship in the investment community with other, including, but not limited to, corporate executives, securities analysts and research personnel, brokers and traders as well as Clients, prospective Clients, or any entity that does business with or on behalf of the Adviser (collectively, “Outside Persons”).

2.	Prohibited Activities. Gifts and Entertainment

No CIM Personnel shall receive (or give) any gift or other consideration in merchandise, service, or otherwise that is excessive in value or frequency from (or to) any Outside Person that does business with or on behalf of a Client or the Adviser. The following guidelines should be followed:

a.	Gifts may be received from an Outside Person so long as the aggregate annual value from any single Outside Person does not exceed the equivalent of $500[1].

1 Such amount may be exceeded if for successive sporting events, shows, concerts, golf outings and other entertainment events provided such amounts remain reasonable.

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b.	Gifts and entertainment must be reasonable in terms of frequency and value and should not be solicited. It may be reasonable to receive gifts at a more frequent basis under certain limited circumstances, i.e. holiday season.
c.	Usual or customary promotional items received from Outside Persons or food items consumed on the Adviser’s or Outside Person’s premises may be accepted provided they are reasonable in terms of frequency and value (e.g. gift baskets, lunch or other meal items, trinkets).
d.	Avoid the acceptance of gifts, favors, entertainment or other things of value which could influence decision-making or make one feel beholden to an Outside Person.
e.	Do not accept (or offer) gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a CIM Personnel (or Outside Person) feel beholden to the Outside Person (or Adviser).
f.	Entertainment situations may only be used to foster and promote business relationships with Outside Persons.
g.	Attendance at business meals, business-related conferences, sporting events, shows, concerts, golf outings and other entertainment events at the expense of the Outside Person is permissible so long as the expense is reasonable and the Outside Person is present.
h.	Gifts should not be sent by an Outside Person to a CIM Personnel’s home. If they are, the CIM Personnel must request that the Outside Person discontinue this practice in the future.
i.	CIM Personnel may not accept or offer air transportation nor may CIM Personnel accept air fare, hotel or other accommodations, etc. unless approval is granted by the Chief Compliance Officer.
j.	Under no circumstances should cash gifts or cash equivalents be given to or accepted from an Outside Person, Client or prospective Client (i.e. American Express Gift Cards, Money Orders, Gift Checks, etc.).
k.	Any gift received that is prohibited should be refused; however, if it is not possible in the interest of business, the gift should be donated to a charitable organization after consultation with the Compliance Department.
l.	This policy applies to gifts and entertainment given to or received by family and friends on behalf of CIM Personnel, vendors or Clients.

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C. Potential Conflicts

CIM Personnel owe a fiduciary duty to Clients, and should avoid any activity that creates an actual, potential or apparent conflict of interest. Independence in the investment decision-making process is paramount. As fiduciaries both Adviser and CIM Personnel have an affirmative duty of care, loyalty, honesty and good faith to act in the best interests of Clients. Conflicts may appear in the form of relationships with issuers, brokers and other service providers to the Adviser and must be disclosed to the Chief Compliance Officer.

D. Disclosure

On a quarterly basis, all CIM Personnel must disclose to the Chief Compliance Officer any outside activity with any Outside Person which is paid for or sponsored by the Outside Person, with the exception of usual or customary promotional items received from Outside Persons or food items consumed on the Adviser’s or Outside Person’s premises. Reportable items and activities include personal gifts, a significant meal or drinks2, golf outings, hotel accommodations or tickets to a show, concert or sporting event. As it is impossible to define every type of meal or entertainment, please consult with the Compliance Department if you have any questions about whether a meal or entertainment is reportable. From time to time, the nature of any outside activity with an Outside Person will be reviewed and more specific policies and guidelines may be established.

On a quarterly basis, all CIM Personnel must disclose to the Chief Executive Officer any outside activity with any Outside Person which is paid for or sponsored by the Adviser or CIM Personnel, with the exception of usual or customary promotional items provided to Outside Persons or food items consumed on the Adviser’s or Outside Person’s premises. Reportable items and activities include personal gifts, a significant meal or drinks3, golf outings or tickets to a show, concert or sporting event. As it is impossible to define every type of meal or entertainment, please consult with the Compliance Department if you have any questions about whether a meal or entertainment is reportable. From time to time, the nature of any outside activity with an Outside Person will be reviewed and more specific policies and guidelines may be established.

On a quarterly basis, all CIM Personnel must disclose to the Chief Compliance Officer any Potential Conflicts as defined by the Chief Compliance Officer (See Section VI.G.)

2 Significant meals or drinks do not include a casual lunch, breakfast, snack or a group dinner provided by an Outside Person to Adviser and other advisory firms.

3 Id.

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VIII.	CONFIDENTIAL STATUS OF THE ADVISER’S PORTFOLIO

The current portfolio positions, anticipated portfolio transactions and information regarding trading strategies of the Adviser must be kept confidential. If non-public information regarding the portfolio should become known to any CIM Personnel, whether in the line of duty or otherwise, he or she should not reveal it to anyone except as required to effectuate securities transactions on behalf of a Client or for other legitimate business purposes. If anyone is asked about the Adviser’s portfolio or whether a security has been bought or sold, his or her reply should be that this is an improper question and that this answer does not mean that the Adviser has bought, sold or retained the particular security. It is permissible, however, to identify to various sell side research analysts the names of issuers in which we may have an interest without disclosing CIM’s specific holdings or intentions.

Except as required to effectuate securities transactions on behalf of a Client or for other legitimate business purposes, the Adviser must keep all information about Clients (including former Clients) in strict confidence, including the Client’s identity (unless the client consents), the Client’s financial circumstances, the Client’s security holdings, and advice furnished to the Client by the firm.

IX.	REPORTING VIOLATIONS/WHISTLEBLOWING

CIM Personnel have an affirmative obligation to promptly report any violation of the Code of which they become aware to the Chief Compliance Officer. If possible, the Chief Compliance Officer shall provide a means for CIM Personnel to make any such reports on an anonymous basis. Reports of violations will be treated confidentially to the extent permitted by law and investigated promptly and appropriately.

Reports of violations in the case of the Chief Compliance Officer may be made to the Chief Executive Officer or any other member of senior management.

The following types of reporting are required:

•	noncompliance with applicable laws, rules, and regulations;
•	fraud or illegal acts involving any aspect of the firm’s business;
•	material misstatements in regulatory filings, internal books and records, Clients records or reports;
•	activity that is harmful to Clients, including fund shareholders; and
•	deviations from required controls and procedures that safeguard Clients and the firm.
•	violations of the Code.

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These reportable activities are not exhaustive and CIM Personnel should err on the side of caution and report any activity that they believe may be inappropriate.

Retaliation of any kind against any CIM Personnel reporting a violation of the Code is a further violation of the Code is prohibited and will result in disciplinary action.

Should the Chief Compliance Officer become aware of a violation he shall report such violation to the Ethics Review Committee. If a violation is deemed by the Ethics Review Committee to be of a material nature, it shall report such violation to members of senior management.

While CIM Personnel are encouraged to first report unethical or illegal behavior to the firm’s Chief Compliance Officer or Chief Executive Officer, CIM Personnel also have an option of directly reporting actual or suspected violations to the Commission’s Office of the Whistleblower whether during or after their employment with CIM. Moreover, nothing in this Code, in any other CIM policy, or in any other agreements CIM Personnel may have with CIM is intended to or shall preclude or impede CIM Personnel from cooperating with any governmental or regulatory entity or agency in any investigation, or from communicating any suspected wrongdoing or violation of law to any such entity or agency, including, but not limited to, reporting pursuant to the Commission’s “whistleblower rules.”

Information about how to report alleged violations via the Commission’s whistleblower program may be found at https://www.sec.gov/whistleblower.

X.	ENFORCEMENT AND PENALTIES

The Chief Compliance Officer shall review each confirmation and brokerage statement describing Personal Securities Transactions by CIM Personnel. The confirmations and brokerage statements shall be compared to the transactions of the Adviser and shall be analyzed to determine if there exists any trading pattern that may indicate abuse. If a transaction appears to be a material violation of the Code, the transaction will be reported to the Ethics Review Committee. In the event the Chief Compliance Officer is unable to fulfill the review function, an individual designated by the Chief Compliance Officer will undertake such review.

The Chief Executive Officer or Compliance Officer will review the Chief Compliance Officer’s transactions.

A. Blackout Period Violations

If any CIM Personnel executes a Personal Securities Transaction within the Blackout Periods specified under Section II.B., that is not an Exempted Transaction, and receives a price more favorable than that received by any Client, the CIM Personnel will be required to make payment to CIM in the amount of the aggregate price difference of the Personal Securities Transaction.

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CIM Personnel who profit from a Short-Term Trade that is not an Exempted Transaction will be required to disgorge such profit to CIM in the amount of the profit made.

If a CIM Personnel executes Personal Securities Transaction with no prior knowledge of transactions in such security by the Adviser, that is not an Exempted Transaction, within the Blackout Period specified under Section II.B. in accordance with the preclearance procedures where the CIM Personnel does not receive a price more favorable than the Client4, the Ethics Review Committee will review the transaction to determine what action is appropriate taking into consideration the timing of the CIM Personnel’s transaction, the amount of shares traded by the Adviser on behalf of the Client, the frequency of similar violations, whether the transaction was in a security analyzed by the CIM Personnel or in a portfolio advised by the CIM Personnel and any other factual circumstances the Ethics Review Committee deems relevant. The Ethics Review Committee may determine to take no action or require the CIM Personnel to reverse the transaction with the cost of reversal being borne by the CIM Personnel. If the transaction cannot be reversed the CIM Personnel may be required to engage in an offsetting transaction bearing any loss that occurs and making a payment to CIM in the amount of any gain.

B.	Fines

In addition to any other penalties which may be imposed, fines will be imposed, subject to the discretion of the Ethics Review Committee, for the following violations:

CIM Personnel who fail to pre-clear any one Personal Securities Transaction in any ninety (90) day rolling period will be subject to a $100 fine. Each successive failure to pre-clear a Personal Securities Transaction in such period may result in an additional $150 fine.

In certain limited circumstances where a clerical error has been inadvertently made giving rise to a pre-clearance discrepancy, such clerical error will not be considered a violation subject to a fine provided the Ethics Review Committee determines that the CIM Personnel acted in good faith and that such error was not egregious in nature.

CIM Personnel who execute a Personal Securities Transaction in any ninety (90) day rolling period for which a single pre-clearance has been specifically denied will be subject to a $100 fine. Each successive instance of executing a Personal Securities Transaction for which pre-clearance has been specifically denied in such period may result in an additional $150 fine.

CIM Personnel who fail to submit their quarterly or annual certifications on a timely basis will be subject to a $250 fine.

Any fines imposed shall be paid promptly to the Adviser.

4 “Even a portfolio manager will not always be aware of all investment company trades seven days before they are executed.” ICI Report of the Advisory Group on Personal Investing, May 9, 1994 at 38.

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The Adviser may take additional action, as described below.

C.	Duties and Powers of the Adviser

The Ethics Review Committee shall determine the appropriate response of the Adviser, considering all of the facts and circumstances of the apparent violation. If a violation has, in fact, occurred, the Ethics Review Committee may, in its sole discretion, in addition to the actions set forth in this Section X, take any one or more of the following actions:

1.	Letter of censure to the person or persons involved;
2.	Suspending or limiting Personal Securities Transactions;
3.	Fines, in amounts to be determined by the Ethics Review Committee, to be paid by the person or persons involved;
4.	Recommend to management the suspension of employment of the person or persons involved;
5.	Recommend to management the termination of employment of the person or persons involved;
6.	Report to regulatory bodies or criminal authorities; or
7.	Any other action deemed by the Ethics Review Committee to be fair and reasonable.

In deciding whether to impose sanctions, the Ethics Review Committee may take into account any factors that it determines to be appropriate in imposing sanctions, which may include, but are not limited to, history of compliance, the nature of the violation, the person’s cooperation, position held with the Adviser, acknowledgement and demonstrable remorse, whether the violation was intentional or inadvertent and whether a Client was ultimately harmed or disadvantaged.

The Ethics Review Committee also may require such CIM Personnel to resign from any Outside Interests, and to return to an Outside Person the value of the Outside Activity received.

The Ethics Review Committee also may impose any penalty it deems appropriate upon any person that has engaged in a course of conduct which, although in technical compliance with the Code, shows a pattern of abuse by that person of his or her fiduciary duties to Clients.

Ambiguities, inconsistencies, or conflicts in this Code of Ethics shall be resolved in a manner determined solely by the Ethics Review Committee.

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XI.	RECORDKEEPING

The Adviser will maintain, at its principal place of business, the records set forth below and will make these records available to the Commission at any time and from time to time for reasonable periodic, special or other examination:

(A)	A copy of each Code for the Adviser that is in effect, or at any time within the past five years was in effect, must be maintained in an easily accessible place;

(B)	A record of any violation of the Code, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

(C)	A copy of each report made by CIM Personnel as required by the Code, must be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

(D)	A record of all persons, currently or within the past five years, who are or were required to make reports under the Code, or who are or were responsible for reviewing these reports, must be maintained in an easily accessible place;

(E)	A copy of each report required by Rule 17j-1(c)(2)(ii) under the Company Act must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

(F)	A record of any decision, and the reasons supporting the decision, to approve the acquisition by CIM Personnel of securities under II.A.1 and II.A.2, above, for at least five years after the end of the fiscal year in which the approval is granted.

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PROHIBITION ON PAY TO PLAY: POLITICAL CONTRIBUTIONS BY INVESTMENT ADVISERS

I.	INTRODUCTION

Investment advisers that seek to influence the award of advisory contracts by public pension plans, by making political contributions to, or soliciting them for, those officials who are in a position to influence the awards, compromise their fiduciary obligations to the public pension plans they advise and defraud prospective clients. In making such contributions, the adviser hopes to benefit from officials who “award the contracts on the basis of benefit to their campaign chests rather than to the governmental entity” or by retaining a contract that might otherwise not be renewed. If pay to play is a factor in the selection or retention process, the public pension plan can be harmed in several ways. The most qualified adviser may not be selected or retained, potentially leading to inferior management or performance. The pension plan may pay higher fees because advisers must recoup the contributions, or because contract negotiations may not occur on an arm’s-length basis. The absence of arm’s-length negotiations may enable advisers to obtain greater ancillary benefits, such as “soft dollars,” from the advisory relationship, which might be used for the benefit of the adviser, potentially at the expense of the pension plan, thereby using the pension plan’s assets for the adviser’s own purposes.

In an effort to protect public pension plans and other government investors from the consequences of pay to play practices by deterring advisers’ participation in such practices the Securities and Exchange Commission, in September 2010, adopted Rule 206(4)-5 under the Act. The rule prohibits an investment adviser from providing advisory services for compensation to a government client for two years after the adviser or certain of its executives or employees make a contribution to certain elected officials or candidates. The rule also prohibits an adviser from providing or agreeing to provide, directly or indirectly, payment to any third party for a solicitation of advisory business from any government entity on behalf of such adviser, unless such third parties are registered broker-dealers or registered investment advisers, in each case themselves subject to pay to play restrictions. Additionally, the new rule prevents an adviser from soliciting from others, or coordinating, contributions to certain elected officials or candidates or payments to political parties where the adviser is providing or seeking government business.

A person holding federal office would not generally be considered an official of a government entity under the Rule. However, a candidate for federal office could be considered an official under the Rule. For example, a state governor that can appoint the directors of the state’s public pension fund would be considered an “official” during the time that the governor is a candidate for U.S. Senate.

Contributions to political parties are not explicitly prohibited by the Rule. However, the “time-out” could be triggered by a contribution to a political action committee or political party that is intended to support a limited number of government officials, or if the contribution is intended as a means for the investment adviser to do indirectly what it could not do directly.

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Contributions do not include making independent expenditures to express support for candidates, making speeches or charitable contributions. In addition, volunteering would not be considered a contribution, provided the adviser has not solicited the individual’s efforts and the adviser’s resources, such as office space and telephones, are not used. For example, volunteering would not be viewed as a contribution if it occurred during non-work hours, such as vacation time or during an unpaid leave of absence.

II.	POLICY

CIM prohibits all CIM Personnel from making any Contribution to an Official of a Government Entity as well as any Contribution to any other person who may fall outside the definition of an Official of a Government Entity.

Should CIM determine in the future that certain Contributions are permissible, it shall notify CIM Personnel in writing and the policies detailed below shall be employed.

1. CIM will not provide investment advisory services for compensation to a Government Entity within two years after a Contribution to an Official of the Government Entity is made by CIM or any Covered Associate of CIM (including a person who becomes a Covered Associate within two years after the Contribution is made).

2. CIM or any of its Covered Associates will not:

(i)	provide or agree to provide, directly or indirectly, payment to any person to Solicit a Government Entity for investment advisory services on behalf of CIM unless such person is a Regulated Person or is an Executive Officer, general partner, managing member (or, in each case, a person with a similar status or function), or employee of CIM; and

(ii)	coordinate, or Solicit any person or Political Action Committee (“PAC”) to make, any:

(A)	Contribution to an Official of a Government Entity to which CIM is providing or seeking to provide investment advisory services; or

(B)	Payment to a political party of a state or locality where CIM is providing or seeking to provide investment advisory services to a Government Entity.

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A regulated entity is either an investment adviser or broker dealer registered with the Securities and Exchange Commission that is subject to prohibitions against engaging in pay to play practices.

CIM may compensate an SEC registered investment adviser for soliciting government clients so long as that adviser and its Covered Associates have not, within two years of soliciting a Government Entity: (i) made a contribution to an official of that government entity (other than a de minimis contribution, as permitted by the Rule), or (ii) coordinated, or solicited any person (including a PAC) to make, any contribution to an Official of a Government Entity to which CIM is providing or seeking to provide investment advisory services, or payment to a political party of a state or locality where CIM is providing or seeking to provide investment advisory services to a Government Entity.

CIM may compensate a registered broker-dealer for soliciting government clients so long as the broker-dealer is (i) registered with the SEC, and (ii) a member of a registered national securities association that has a rule (a) that prohibits members from engaging in distribution or solicitation activities if certain political contributions have been made, and (b) that the SEC finds both to impose substantially equivalent or more stringent restrictions on broker-dealers than the Rule imposes on investment advisers and to be consistent with the objectives of the Rule.

III.	EXCEPTIONS

1. De minimis exception.

A Covered Person that is a natural person may make a Contribution to officials for whom the Covered Associate was entitled to vote at the time of the contributions and which in the aggregate do not exceed $350 to any one official, per election, or to officials for whom the Covered Associate was not entitled to vote at the time of the contributions and which in the aggregate do not exceed $150 to any one official, per election.

2. Exception for certain new covered associates.

The two year prohibition on CIM receiving compensation shall not apply as a result of a contribution made by a natural person more than six months prior to becoming a Covered Associate of CIM unless such person, after becoming a Covered Associate, solicits clients on behalf of CIM.

3. Exception for certain returned contributions.

(i)	The two year prohibition on CIM receiving compensation as a result of a contribution made by a Covered Associate of CIM is excepted from such prohibition, subject to paragraphs (ii) and (iii) of this section, upon satisfaction of the following requirements:

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(A)	CIM must have discovered the Contribution which resulted in the prohibition within four months of the date of such Contribution;

(B)	Such Contribution must not have exceeded $350; and

(C)	The contributor must obtain a return of the Contribution within 60 calendar days of the date of discovery of such contribution by CIM.

(ii)	In any calendar year, if CIM has reported on its annual updating amendment to Form ADV that it has more than 50 employees it is entitled to no more than three exceptions and if CIM has reported on its annual updating amendment to Form ADV that it has 50 or fewer employees it is entitled to no more than two exceptions

(iii)	CIM cannot rely on the exception provided in paragraph III(3)(i) of this section more than once with respect to contributions by the same Covered Associate of CIM regardless of the time period.

CIM and its Covered Associates are not permitted to funnel payments through third parties, including, for example, consultants, attorneys, family members, friends or companies affiliated with CIM as a means to circumvent the Pay to Play Rule. In other words, CIM and its Covered Associates may not do anything indirectly, which if done directly, would violate these prohibitions and limitations on political contributions.

IV.	REQUIRED REPORTING AND RECORDKEEPING

No Contribution or Payment may be made by CIM or any Covered Associate to an Official of a Government Entity until such Contribution or Payment is approved in writing by the CIM’s Chief Compliance Officer.

Employees that are not deemed Covered Associates must report any political contributions of any kind in a manner deemed appropriate by the Chief Compliance Officer.

CIM will make and keep the following records:

1.	The names, titles, and business and residence addresses of all Covered Associates of CIM that provide advisory services to government clients;

2.	All Government Entities to which CIM provides or has provided investment advisory services, or which are or were investors in any covered investment pool to which the CIM provides or has provided investment advisory services, as applicable, in the past five years, but not prior to September 13, 2010;

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3.	All direct or indirect contributions made by CIM or any of its Covered Associates to an Official of a Government Entity, or Payments to a political party of a state or political subdivision thereof, or to a political action committee; and

4.	The name and business address of each Regulated Person to whom CIM provides or agrees to provide, directly or indirectly, payment to solicit a Government Entity for investment advisory services on its behalf, in accordance with the Rule. If CIM does not specify which types of clients the Regulated Person should solicit on its behalf, it could satisfy this requirement by maintaining a list of all of its Regulated Person solicitors.

The records required to be maintained pursuant to (3) above must be kept in chronological order and indicate the name of each contributor, the name and title of each recipient of a contribution or payment, the amount and date of each contribution or payment, and whether an exception for certain returned contributions applies.

With respect to a Fund that is an investment option of a plan or program of a government entity, the Fund is only required to keep records relating to the government entity, and not with respect to participants in the plan or program.

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USE OF MATERIAL NON-PUBLIC INFORMATION

I.	INSIDER TRADING AND SECURITIES FRAUD ENFORCEMENT ACT PROCEDURES

As a registered investment adviser under the Act, the Adviser must establish and implement procedures designed to prevent insider trading and securities fraud.

As prescribed by the Code of Ethics, each CIM Personnel is required to notify the Chief Compliance Officer of where his or her personal brokerage accounts are maintained. This is done when the CIM Personnel is hired and when there is a change in this information. It is the responsibility of all CIM Personnel to notify promptly the Chief Compliance Officer of any changes in his or her personal accounts.

Personal accounts are any accounts in the name of CIM Personnel and any accounts of family members in which the CIM Personnel has a financial interest or for which the CIM Personnel has a Beneficial Interest. Personal brokerage accounts shall include any accounts held directly with a mutual fund for which CIM acts as an adviser or sub-adviser.

CIM Personnel are required to obtain prior approval on any transactions effected in his or her personal accounts as set forth in the preclearance procedures adopted by the Adviser.

Trades effected in all personal accounts will be reviewed periodically. The purpose of these reviews will be to ensure that no violations of securities laws have occurred. In this regard, all CIM Personnel should keep the following in mind when making personal investment decisions:

•	Trading on material inside information is illegal.
•	“Tipping” another (including recommending a transaction) based on material nonpublic information is illegal.
•	Trading based on knowledge that large orders will be executed for Clients (frontrunning) is considered a breach of fiduciary duty and is illegal.

If any CIM Personnel believes that he or she is in possession of material inside information, he or she must notify the Chief Compliance Officer immediately. No CIM Personnel are authorized to enter into a nondisclosure agreement (NDA) or other confidentiality arrangement, whether verbally or in writing, without the prior approval of the Chief Compliance Officer.

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II.	MEMORANDUM ON INSIDER TRADING

This memorandum explains procedures adopted by the Adviser to prevent insider trading.

READ IT CAREFULLY. INSIDER TRADING IS ILLEGAL AND PUNISHABLE BY FINES AND IMPRISONMENT.

This memorandum explains the conduct prohibited by the law of insider trading. It is meant to be a guideline - as the law of insider trading develops, other activities may fall within the scope of the insider trading laws.

Read this memorandum carefully. All CIM Personnel will be asked to sign a statement affirming that he or she has read this Code and that he or she understands its contents and will abide by the procedures being established.

New CIM Personnel will be asked to sign such a statement at the time they join the Adviser. By signing this statement, each CIM Personnel also affirms that he or she will maintain the confidentiality of information concerning the Adviser’s trading and other activities of the Adviser and its Clients. If CIM Personnel have any questions about what conduct is prohibited by the law of insider trading, contact the Chief Compliance Officer immediately.

Ignorance of the law is no excuse.

a.	Trading by CIM Personnel

The Adviser has adopted procedures to ensure that CIM Personnel do not trade on inside information.

CIM Personnel have been instructed to arrange for daily confirmations and monthly statements for all U.S. based securities accounts to be sent to the Chief Compliance Officer. Whenever CIM Personnel open new accounts, CIM Personnel must arrange for the daily confirmations and monthly statements for these accounts to be sent to the Chief Compliance Officer. Employment of any CIM Personnel may be terminated if it is determined that he or she has not complied with this procedure.

In addition, CIM Personnel must arrange for the daily confirmations and monthly statements for any U.S. based account in which CIM Personnel own an interest to be sent to the Chief Compliance Officer. CIM Personnel may be deemed to own an interest in someone else’s account if CIM Personnel share in the profits earned in the other account have discretion over the account or have any other financial interest in the other account. CIM Personnel should contact the Chief Compliance Officer if he or she has any questions about whether CIM Personnel own an interest in someone else’s account. CIM Personnel must also arrange for the daily confirmations and monthly statements for the securities accounts of his or her spouse and children and other persons who live with CIM Personnel to be sent to the Chief Compliance Officer.

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b.	What To Do If You Learn Inside Information

It is not illegal to learn inside information. It is only illegal to trade on such information. If any CIM Personnel thinks that he or she may have learned inside information, he or she must contact immediately the Chief Compliance Officer or, in his absence, any member of the Ethics Review Committee. UNTIL YOU SPEAK WITH THE CHIEF COMPLIANCE OFFICER OR, IN HIS ABSENCE, ANY MEMBER OF THE ETHICS REVIEW COMMITTEE, DO NOT TRADE ON THE INFORMATION OR DISCUSS THE POSSIBLE INSIDE INFORMATION WITH ANY OTHER PERSON.

If the Chief Compliance Officer concludes that such CIM Personnel may in fact have learned inside information, procedures will be established so that other CIM Personnel do not learn the inside information.

c.	Investigations of Suspicious Trading

It is possible that the Exchanges, FINRA and the SEC may request information from the Adviser concerning suspicious trading. CIM Personnel may be asked to sign a sworn affidavit affirming that, at the time of such trading, he or she did not have any inside information about the securities in questions. Employment of such CIM Personnel may be terminated if he or she refuses to sign such an affidavit or cooperate with any such investigation. The Adviser may submit these affidavits to the SEC.

d.	The Adviser’s Trading Activities Are Confidential

It is the duty of each CIM Personnel to maintain the confidentiality of information concerning the Adviser’s trading. This confidential information includes the Adviser’s and its Clients’ securities positions, the timing and magnitude of trades, its trading plans and any internally prepared analysis of particular securities or of the markets. CIM Personnel should take every practicable step you can to preserve the confidentiality of this confidential information. For example:

i.	Don’t discuss confidential matters in elevators, hallways, restaurants, airplanes, taxicabs or any place where you can be overheard.
ii.	Don’t gossip.
iii.	Don’t read confidential documents in public places or discard them where they can be retrieved by others.
iv.	Don’t carry confidential documents in elevators, hallways, etc., in an exposed manner.
v.	Beware of the carrying quality of conversations conducted on speaker telephones, in offices, on car or airplane telephones, on cellular phones, etc.

Obviously, a list such as this can only be suggestive. It is the responsibility of each CIM Personnel to take whatever practicable steps are appropriate to preserve the confidentiality of confidential information.

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The Adviser has a vital interest in the integrity of the securities markets. Insider trading destroys that integrity. The Adviser is committed to preventing insider trading and may terminate the employment of any CIM Personnel who engages in this illegal practice.

E.	Conduct Prohibited by the Law of Insider Trading

This section is intended to provide information and guidance concerning insider trading, which has become an enforcement priority of the Securities and Exchange Commission and the Department of Justice. THIS SECTION IS A GUIDELINE - AS THE LAW OF INSIDER TRADING DEVELOPS, OTHER ACTIVITIES MAY FALL WITHIN THE SCOPE OF THE INSIDER TRADING LAWS. If any CIM Personnel does not understand the following summary or have any questions about the conduct prohibited by the law of insider trading, please contact the Chief Compliance Officer.

1.	THE BASIC PRINCIPLE: Disclose or Refrain.

Although insider trading law has become increasingly complex, the prohibition against insider trading is simple: if you are in possession of “inside” information you must either publicly disclose the information or refrain from trading. The essence of the prohibition against insider trading is this principle of “disclose or refrain.”

This basic principle applies to trading for CIM or its clients as well as your trading for a personal account.

Similarly, you may not “tip” or provide material nonpublic information to another for purposes of trading or recommend a transaction to another while you are in possession of material nonpublic information.

2.	WHAT CONSTITUTES INSIDE INFORMATION.

Since the disclose or refrain obligation applies only to “inside” information, it is important to recognize what constitutes “inside” information. Simply, it is information which is (i) material, (ii) non-public, and (iii) the use of which for trading purposes would create a breach of duty.

a.	Material Information. Information is material if there is a substantial likelihood that a reasonable investor would consider it important in deciding how to act. Several rules of thumb can be helpful in assessing whether information is material. First, information that, when disclosed, is likely to have a direct effect on a stock’s price should be treated as material. Examples include information concerning impending tender offers, significant earnings swings and other major corporate events. Additionally, the decision to trade on non-public information can itself be evidence of the information’s materiality.

Examples of information that is likely to be material includes earnings estimates, changes in previously released earnings estimates, merger or acquisition proposals or agreements, major litigation, liquidity problems,

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changes in credit ratings, significant expansions or curtailments of operations or significant increases or decreases of orders, planned offerings of securities, a change in auditors or auditor notification that an issuer may no longer rely on an audit report, events regarding an issuer’s securities (e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes to the rights of security holders, public or private sales of additional securities), bankruptcy, corporate restructuring or receivership, and extraordinary management or business developments.

b.	Non-Public Information. Information is non-public when it has not been disseminated in a public manner that makes making it generally available to investors. Information is public once it has been publicly disseminated and investors have had a reasonable time to react to the information. Once the information has become public, it may be traded on freely.

c.	Disclosure Breaching a Duty. Generally, a violation of the insider trading prohibition occurs when a person violates a duty owed either to the person on the other side of the transaction or to a third party by trading on the information. This duty may take one of several forms, which include but are not limited to the following. As law of insider trading develops other activities may fall within the scope of the law.

i.	Corporate Fiduciaries. Fiduciaries, such as corporate directors and officers, owe a duty not to use their positions to take advantage of the holders of the corporation’s securities.

ii.	Temporary Insiders. In addition to traditional insiders (directors and officers), underwriters, accountants, lawyers and consultants, as well as other persons who have entered into special relationships of confidence with a corporation, are also considered to be insiders and come within the disclose or refrain prohibition.

iii.	Relationship with the Market. Certain persons who enter into special obligations of trust and confidence with purchasers and sellers in the market are also considered insiders. These insiders include investment advisers, market makers and SEC employees.

iv.	Misappropriation: Theft of Information. Virtually anyone - a financial printer, a newspaper reporter, or a non-attorney employed by a law firm - can become subject to the disclose or refrain prohibition merely by obtaining material non-public information by unlawful means or by lawfully obtaining such information and illegally converting it. In essence, the misappropriation theory prohibits a thief from profiting from stolen information.

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v.	Tippees. A tippee is a person who receives a “tip.” He is considered an insider and subject to the disclose or refrain prohibition in two sets of circumstances.

1.	Derivative Liability. Under derivative liability, a tippee essentially stands in the shoes of the insider for purposes of the insider trading prohibition. To be liable as a tippee there must be a breach of duty by the original insider in disclosing the information to the tippee and the tippee must know, or have reason to know, of this breach. The chain of tippee liability can extend from one tippee to another so long as each successive tippee is aware of the original violator’s breach.

2.	Liability Under Rule 14e-3. There is a special SEC rule relating to tippee liability for information relating to tender offers. Rule 14e-3 imposes the disclose or refrain prohibition upon any person, including a tippee, who is in possession of material non-public information relating to a tender offer if (i) the bidder has taken a “substantial step” towards the commencement of a tender offer, and (ii) the person in possession of the information knows or has reason to know the information was acquired from the bidder, the target or their agents. Under this rule a duty does not have to be breached by the person providing the information for a tippee to be held liable. However, to be liable for insider trading, the tippee must be aware that the bidder, target or one of their agents is the ultimate source of the information.

F.	Lawful Use Of Public Information

Although insider trading is illegal, the federal securities laws permit a trader to make use of information that is publicly available. Also, the prohibition against insider trading does not punish sound market analysis and legitimate trading practices.

For example, it is legal to use your superior skills in analyzing public information to make profitable trades. It also is legal to trade on market rumors if the source of the information is unknown and you have no reason to believe that the source is an insider.

The law does not require that all traders in the market have equal access to all information. However, when a person breaches a duty by disclosing material non-public information, the law prohibits and severely punishes (civil and criminal remedies include disgorgement of profits, treble damages, fines and imprisonment) trading on that information.

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G.	Conclusion

Insider trading is a serious matter and it is important to be able to recognize what constitutes impermissible trading. Again, if you have any doubt whether a particular practice is permissible consult with the Chief Compliance Officer as soon as possible and before you act.

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SCHEDULE A

As of 01/01/2025

Access Persons:	Investment Personnel:

CIM Personnel	All Portfolio Managers
Portfolio Managers	Bill Veronda
Investment Personnel	Shivani Singh
CIM Executive Officers	Alexander Clinton
CIM Managers	Lynn O’Shea
Chief Compliance Officer
Compliance Officer

CIM Managers:	Covered Associates

Andrew Clinton, Managing	All CIM Executive Officers
Member	All Portfolio Managers

CIM Executive Officers:	Other:

Andrew Clinton, CEO	David Karpa
Lane Bucklan, Chief Compliance Officer	Mark Sullivan
Michael Baldauf
Chief Compliance Officer:	Trevor Smallwood

Lane S. Bucklan	Ethics Review Committee:

Compliance Officer	Andrew Clinton
Claudia Lupinacci
Claudia Lupinacci	Lane Bucklan

Portfolio Managers:

Andrew Clinton
Mark Steffen

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